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                                                                    EXHIBIT 10.1

                                                            EXECUTION CONVERSION

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is executed on May 1, 2008, by and among Lindsay Manufacturing Co., a Delaware corporation ("Parent"), LM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Barrier Systems, Inc., a California corporation ("Barrier"), and QMB Payment Co., a California limited liability company ("QMB Payment Co." or "Shareholder Representative"). Parent, Merger Sub, Barrier and Shareholder Representative are referred to collectively herein as the "Parties," and each is sometimes referred to herein as a "Party."

                                    RECITALS

A. The Boards of Directors of Barrier, Parent and Merger Sub believe it is in the best interests of their respective corporations and the shareholders of their respective corporations that Barrier and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into Barrier (the "Merger") and, in furtherance thereof, have approved the Merger.

B. By virtue of the Merger, all of the issued and outstanding shares of Barrier's capital stock shall be converted into the right to receive cash as determined herein.

C. Barrier, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. Shareholder Representative is willing to act on behalf of the shareholders of Barrier in determining and settling any indemnification claims that may be made by Parent hereunder and as otherwise provided herein.

E. Effective prior to the Closing Date and in connection with the Merger, Barrier intends to distribute (the "QMB Distribution") to the Shareholders in proportion to the Barrier Shares held by each Shareholder immediately prior to the Effective Time 100% of the membership interests (as divided into, represented by and known as voting Common Shares) of QMB Payment Co., LLC, a wholly-owned subsidiary of Barrier formed for the purpose of holding certain ancillary assets of Barrier which are described in Exhibit A attached hereto, and which the Parties, including Parent, desire be excluded from the assets of Barrier prior to the Closing (the "QMB Payment Assets") and to serve as Shareholder Representative.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                   DEFINITIONS

     SECTION 1.01. Definitions. For purposes of this Agreement, any undefined terms herein shall have the following meanings:

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          "Adjustment Escrow Account" shall have the meaning set forth in
Section 2.7(a) below.

          "Agreement of Merger" shall mean the Agreement of Merger substantially in the form of Exhibit B attached hereto.

          "Aggregate Consideration" shall mean the sum of $35,000,000, less the sum of (i) the Payoff Debt, (ii) the Retained Debt, (iii) the Holdback Amount,
(iv) the Price Adjustment Holdback Amount, (v) an amount equal to the Transaction Costs, and (vi) an amount equal to the Per Share Closing Consideration multiplied by the number of Dissenting Shares.

          "Acquisition Proposal" shall have the meaning set forth in Section 5.7(a) below.

          "Barrier" shall have the meaning set forth in the preamble above.

          "Barrier Disclosure Schedule" shall have the meaning set forth in
Section 4.1 below.

          "Barrier Common Stock" shall have the meaning set forth in Section 2.3 below.

          "Barrier Financial Statements" shall have the meaning set forth in
Section 4.1 below.

          "Barrier Option" and "Barrier Options" shall have the meanings set forth in Section 2.4 below.

          "Barrier Shares" shall have the meaning set forth in Section 2.3 below.

          "Barrier's Adjusted Net Assets" shall mean the difference between (i) "Total Assets" minus "Cash," (ii) "Total Liabilities" minus "Notes Payable--Current Portion" minus "Lines of Credit" minus "Notes Payable--Long Term," where each of foregoing capitalized terms refers to the amount of the corresponding line item, calculated in accordance with GAAP, as reflected on a balance sheet of Barrier and its consolidated Subsidiaries prepared on a basis consistent with the Most Recent Balance Sheet. For illustrative purposes only, Barrier's Adjusted Net Assets on the Most Recent Balance Sheet were (i) $16,778,662.86 (Total Assets) minus $810,830.22 (Cash) less (ii) $9,587,975.35
(Total Liabilities) minus $1,200,183.36 (Notes Payable--Current Portion) minus $2,600,000 (Lines of Credit) minus $623,163.98 (Notes Payable--Long Term), which equals $10,803,204.63. For the sake of clarity, the Parties acknowledge and agree that, for purposes of calculating Closing Adjusted Net Assets, Barrier's Adjusted Net Assets shall exclude the QMB Payment Assets.

          "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in California.

          "Canadian Companies" shall mean QMB Investments Inc., QMB Barrier Systems, Inc. and Barrier QMB Canada Inc.

          "Closing" shall have the meaning set forth in Section 3.1 below.

          "Closing Adjusted Net Assets" shall mean Barrier's Adjusted Net Assets as of the date of the Closing Balance Sheet and as reflected thereon.

          "Closing Balance Sheet" shall have the meaning set forth in Section 2.7(b) below.

          "Closing Cash Amount" shall mean, without duplication, the sum of (a) the amount of all cash and time deposits and certificates of deposit with original maturities of three

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months or less of Barrier as of the close of business on the Business Day preceding the Closing Date (after subtracting therefrom the amount of all checks of Barrier outstanding as of the close of business on the Business Day preceding the Closing Date), (b) the amount of all checks and wire and electronic transfers paid to the order of Barrier and received on or before the Business Day preceding the Closing Date by a bank having a deposit account of Barrier, and (c) the amount of all blank fully negotiable travelers checks owned by, and in the physical possession of, Barrier as of the close of business on the Business Day preceding the Closing Date (net of all amounts payable by Barrier in connection with the acquisition of such travelers checks).

          "Closing Date" shall have the meaning set forth in Section 3.1 below.

          "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect.

          "Comerica Loan Documents" shall mean (i) that certain Loan and Security Agreement, dated as of July 7, 2003, as amended, by and between Barrier and Comerica Bank, (ii) that certain Variable Rate-Fixed Installment Note, dated as of October 24, 2005, by Barrier in favor in Comerica Bank, and (iii) all agreements and documents entered into in connection with the foregoing, including, without limitation, that certain Variable Rate-Fixed Installment Note, dated as of February 27, 2004, by Barrier in favor of Comerica Bank.

          "Companies" shall mean Barrier and Safe Technologies.

          "Contracts" shall have the meaning set forth in Section 4.1(n) below.

          "Damages" shall mean all losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands and causes of action, including but not limited to reasonable attorney's fees, court costs, and related expenses.

          "Dissenting Shares" shall have the meaning set forth in Section 2.8 below.

          "Effective Time" shall have the meaning set forth in Section 3.2 below.

          "Environmental, Health, and Safety Requirements" shall have the meaning set forth in Section 4.1(s) below.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" shall mean the Person selected by the Parties to act as escrow agent under the Escrow Agreement.

          "Escrow Agreement" shall mean the escrow agreement among Parent, Shareholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

          "Final Closing Balance Sheet" shall have the meaning set forth in
Section 2.7(b) below.

          "Fully Diluted Number" shall mean the aggregate number of Barrier Shares and shares of Barrier Common Stock subject to Barrier Options immediately prior to the Effective Time.

          "GAAP" shall mean United States generally accepted principles of accounting, consistently applied.

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          "Governmental Authority" shall mean any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any applicable Law.

          "Holdback Amount" shall mean an amount equal to $3,500,000.

          "Indemnifiable Loss" shall have the meaning set forth in Section 8.7 below.

          "Indemnified Party" shall have the meaning set forth in Section 8.4(a) below.

          "Indemnifying Party" shall have the meaning set forth in Section 8.4(a) below.

          "Indemnity Escrow Account" shall have the meaning set forth in Section
2.6 below.

          "Indemnity Payment" shall have the meaning set forth in Section 8.7 below.

          "Insurance Policies" shall have the meaning set forth in Section 4.1
(t) below.

          "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including source code, executable code, data, databases and related documentation), and (f) all copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge," when used below with respect to Barrier, shall mean actual knowledge after reasonable investigation of the following officers or employees of Barrier: Owen Denman and Chris Sanders.

          "Laws" shall mean any and all foreign, international, multinational, national, federal, state, territorial, provincial, regional, tribal, local, municipal and other administrative laws (including common law), statutes, codes, orders, rules and regulations, constitutions and treaties enacted, promulgated or issued by and put into effect by a Governmental Authority.

          "Leased Real Property" shall have the meaning set forth in Section 4.1(1) below.

          "Liability" shall mean and include any liability, obligation, indebtedness, claim, loss, damage, deficiency (including deferred income Tax), cost, expense, guaranty or responsibility, absolute, accrued, contingent or otherwise, and whether due or to become due.

          "License" shall mean any registration, license, permit, authorization, and other consents or approvals of any Governmental Authority.

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          "Lien" shall mean any lien, attachment, pledge, mortgage, charge, encumbrance, adverse right, claim or security interest of any nature whatsoever.

          "Material Adverse Effect" shall have the meaning set forth in Section 4.1(a) below.

          "Merger" shall have the meaning set forth in Recital A above.

          "Merger Sub" shall have the meaning set forth in the preamble above.

          "Most Recent Balance Sheet" shall have the meaning set forth in
Section 4.1(o) below.

          "Notice of Claim" shall have the meaning set forth in Section 8.4(a) below. "Optionee" and "Optionees" shall mean the holder(s) of Barrier Options. "Option Spread" shall have the meaning set forth in Section 2.4 below.

          "Order" shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Ordinary Course of Business" shall mean the ordinary course of business of the Companies consistent with their past custom and practice (including with respect to quantity, frequency and amount).

          "Owned Real Property" shall have the meaning set forth in Section 4.1(k) below.

          "Parent" shall have the meaning set forth in the preamble above.

          "Parties" and "Party" shall have the meanings set forth in the preamble above.

          "Payoff Debt" shall mean all Liabilities of the Companies for borrowed money, including principal, interest, fees and other amounts payable with respect thereto, under the Comerica Loan Documents.

          "Per Share Closing Consideration" shall mean the amount equal to the sum of (i) the Aggregate Consideration (calculated as though there are no Dissenting Shares), divided by the Fully Diluted Number, (ii) $948,000, divided by the Fully Diluted Number.

          "Percentage Interest" shall mean, with respect to any Shareholder or Optionee, the quotient of (i) the sum of (A) the number of Barrier Shares held by such Shareholder immediately prior to the Effective Time and (B) the number of shares of Barrier Common Stock subject to Barrier Options held by such Optionee immediately prior to the Effective Time, divided by (ii) the Fully Diluted Number, as such Percentage Interest is set forth on Exhibit D, which Exhibit shall be updated by Barrier as of the Closing to reflect the exercise of any employee options to purchase Barrier Common Stock and to exclude any Dissenting Shares from both (i) and (ii) above.

          "Person" shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated association or any other business entity or Governmental Authority.

          "Price Adjustment" shall have the meaning set forth in Section 2.7(b) below.

          "Price Adjustment Holdback Amount" shall mean an amount equal to $1,000,000.

          "QMB Distribution" shall have the meaning set forth in Recital E above.

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          "QMB Payment Assets" shall have the meaning set forth in Recital E above.

          "QMB Payment Co." shall have the meaning set forth in the preamble above.

          "QMB Sale" shall mean the sale by Barrier of 100% of its equity interests in each of the Canadian Companies, which sale was consummated on March 31, 2006.

          "Real Property" shall have the meaning set forth in Section 4.1(k) below.

          "Real Property Leases" shall have the meaning set forth in Section 4.1(k) below.

          "Requisite Shareholder Approval" shall have the meaning set forth in
Section 5.3(a).

          "Retained Debt" shall mean all Liabilities of the Companies for borrowed money, including principal, interest, fees and other amounts payable with respect thereto, and all capitalized lease Liabilities of the Companies, other than Payoff Debt, as estimated as of the Closing by Barrier in a certificate delivered to Parent, with reasonable supporting documentation, no less than two (2) Business Days prior to the Closing Date.

          "Safe Technologies" shall mean Safe Technologies, Inc., a California corporation.

          "Securities Act" shall have the meaning set forth in Section 4.1(e) below.

          "Shareholders" shall have the meaning set forth in Section 2.3 below.

          "Shareholder Representative" shall have the meaning set forth in the preamble above.

          "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity, whether incorporated or unincorporated, of which at least a majority of the capital stock or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership, association or other business entity is directly or indirectly beneficially owned or controlled by such Person. The term "Subsidiary" shall include all Subsidiaries of any Subsidiary.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1 below.

          "Target Adjusted Net Assets" shall mean Barriers Adjusted Net Assets in an amount equal to $9,500,000.

          "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including without limitation any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

          "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof. When used in connection with Tax Returns, the

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term "delivered" includes physical delivery as well as making available for examination and copying.

          "Tennessee Real Property" means that certain real property located at 1066 Prosser Lane, Leoma, Tennessee.

          "Threshold" shall have the meaning set forth in Section 8.2 below.

          "Transaction Costs" shall mean all unpaid costs incurred by Barrier in connection with the Merger, including, without limitation, the fees and expenses to be paid to The Spartan Group LLC, Collette Erickson Farmer & ONeill LLP, and Armanino McKenna LLP, as estimated as of the Closing by Barrier in a certificate delivered to Parent, with reasonable supporting documentation, no less than two
(2) Business Days prior to the Closing Date.

          "Unaffiliated Firm" shall have the meaning set forth in Section 2.7(c) below.

                                   ARTICLE II
                           DESCRIPTION OF TRANSACTION

     SECTION 2.01. Merger. Effective as of the Effective Time, Merger Sub shall be merged with and into Barrier in accordance with the terms of this Agreement and the provisions of the California Corporations Code. Barrier shall be the corporation surviving the Merger (the "Surviving Corporation"), and the separate existence of Merger Sub shall cease as of the Effective Time. The Articles of Incorporation of Barrier in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time. The directors and officers of Merger Sub in office immediately prior to the Effective Time of the Merger shall become the directors and officers of the Surviving Corporation as of the Effective Time. The effect of the Merger shall be as provided by applicable provisions of the California Corporations Code.

     SECTION 2.02. Conversion of Merger Sub Shares. Effective as of the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of the common stock of the Surviving Corporation.

     SECTION 2.03. Conversion of Barriers Shares. Effective as of the Effective Time, each share of common stock of Barrier ("Barrier Common Stock") issued and outstanding immediately prior to the Effective Time (each, a "Barrier Share" and, collectively, the "Barrier Shares") shall, by virtue of the Merger and without any action on the part of the shareholders of Barrier ("Shareholders"), subject to Section 2.5, be canceled and converted into the right to receive the following:

          (a) The Per Share Closing Consideration in cash payable at the Effective Time.

          (b) A portion of the Holdback Amount, if, when and to the extent such amount becomes payable in accordance with Section 2.6.

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          (c) A portion of the Price Adjustment Holdback Amount and the amount equal to the positive difference, if any, between Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet, and Target Adjusted Net Assets, in each case if, when and to the extent such amounts become payable in accordance with Section 2.7.

All of the Barrier Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

     SECTION 2.04. Stock Options. Effective as of the Effective Time, each employee option to purchase Barrier Common Stock outstanding immediately prior to the Effective Time (each a "Barrier Option" and, collectively, the "Barrier Options") shall be cancelled and cashed-out in accordance with the following terms, which shall be reflected in cash-out agreements entered into between Barrier and each Optionee prior to the Closing:

          (a) The holder of each Barrier Option shall be paid in respect therefor, out of the Aggregate Consideration, within 10 days of the Effective Time, an amount equal to the Option Spread (as defined below) for such Barrier Option multiplied by the number of shares of Barrier Common Stock subject to such Barrier Option.

          (b) The holder of each Barrier Option shall be entitled to be paid a portion of the Holdback Amount, the Price Adjustment Holdback Amount and the amount equal to the positive difference, if any, between Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet, and Target Adjusted Net Assets in respect of each Barrier Option in the amounts set forth in Sections
2.6 and 2.7 below, in each case if, when and to the extent such amounts become payable in accordance with such Sections.

          (c) For purposes hereof, with respect to any Barrier Option, the term "Option Spread" shall mean an amount equal to the difference between the Per Share Closing Consideration and the exercise price per share under such Barrier Option.

     SECTION 2.05. Delivery and Payment. On the Closing Date, the Parties shall undertake the following:

          (a) Barrier shall cause to be delivered to Parent all share certificates representing Barrier Shares (except for share certificates in respect of Dissenting Shares), all agreements pertaining to Barrier Options, and written agreements between Barrier and each Optionee, substantially in the form attached hereto as Exhibit E, pursuant to which each Optionee agrees to accept in exchange for its Barrier Options consideration in accordance with Section 2.4 above (which Barrier Options upon such exchange shall be cancelled and retired without further obligation to any Person). In the event that any Shareholder no longer has in his, her or its possession any of such certificates, such holder shall, in lieu of surrendering such certificates, deliver to Barrier an Affidavit of Lost Certificate and Agreement to Indemnify in form reasonably satisfactory to Parent. It shall be a condition to Parent's obligations under
Section 2.5(b) that the foregoing be delivered to Parent and that each such surrendered certificate be properly endorsed or otherwise in proper form for transfer.

          (b) Parent shall deliver (i) an amount equal to the Payoff Debt, payable by wire transfer to the applicable lender(s) thereunder, (ii) the Aggregate Consideration, payable by

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wire transfer to the Escrow Agent, (iii) the Holdback Amount, payable to the
Escrow Agent in accordance with Section 2.6, (iv) the Price Adjustment Holdback Amount, payable to the Escrow Agent in accordance with Section 2.7(a), and (v) an amount equal to the Transaction Costs, payable to the Escrow Agent for distribution in accordance with instructions from the Shareholder Representative. The Aggregate Consideration shall be held by the Escrow Agent until the Effective Time and then shall be distributed by the Escrow Agent, on behalf of the Shareholder Representative, (1) to each Shareholder and Optionee, the Per Share Closing Consideration for each Barrier Share (other than Dissenting Shares) and the Option Spread, net of any employee withholding amounts required to be withheld from such amount under applicable law, for each share of Barrier Common Stock subject to a Barrier Option held by such Shareholder or Optionee immediately prior to the Effective Time, in each case as set forth in Section 4.1(b) of the Barrier Disclosure Schedule, which Section shall be updated by Barrier as of the Closing to reflect the exercise of any employee options to purchase Barrier Common Stock and any Dissenting Shares, and
(ii) to Barrier (for remittance to the proper Tax authorities), the aggregate amount of employee withholding amounts withheld pursuant to the preceding clause
(i). Subject to Section 2.9 below, neither Parent nor Merger Sub shall have any liability to Barrier or to any Shareholder or Optionee or other Person after the foregoing amounts are paid to the Escrow Agent, including, without limitation, any liability with respect to the distribution thereof by the Escrow Agent.

     SECTION 2.06. Holdback Amount. On the Closing Date, Parent shall deliver the Holdback Amount to the Escrow Agent by wire transfer of immediately available U.S. Dollars to a bank account designated by the Escrow Agent in writing at least two days prior to the Closing Date (the "Indemnity Escrow Account"), to be held by the Escrow Agent pursuant to this Section 2.6 and the Escrow Agreement. On the date eighteen (18) months after the Effective Time, after any offsets against the Holdback Amount pursuant to Article VIII or
Section 2.7(e), any funds remaining in the Indemnity Escrow Account, including proceeds of investment thereof, in excess of $1,750,000, shall be paid by the Escrow Agent (i) to the Shareholders and the Optionees in accordance with their respective Percentage Interests, net, in the case of Optionees, of any employee withholding amounts required to be withheld from such payments under applicable law, and (ii) to Barrier (for remittance to the proper Tax authorities), the aggregate amount of employee withholding amounts withheld pursuant to the preceding clause (i). On the date three (3) years after the Effective Time, after any offsets against the Holdback Amount pursuant to Article VIII or
Section 2.7(e), any funds remaining in the Indemnity Escrow Account, including proceeds of investment thereof, shall be paid by the Escrow Agent (i) to the Shareholders and the Optionees in accordance with their respective Percentage Interests, net, in the case of Optionees, of any employee withholding amounts required to be withheld from such payments under applicable law, and (ii) to Barrier (for remittance to the proper Tax authorities) the aggregate amount of employee withholding amounts withheld pursuant to the preceding clause (i).

     SECTION 2.07. Post-Closing Price Adjustment.

          (a) Price Adjustment Holdback Amount. On the Closing Date, Parent shall deliver the Price Adjustment Holdback Amount to the Escrow Agent by wire transfer of immediately available U.S. Dollars to a bank account designated by the Escrow Agent in writing at least two days prior to the Closing Date (the "Adjustment Escrow Account"), to beheld by the Escrow Agent pursuant to this Section 2.7 and the Escrow Agreement.

          (b) Determination of Adjustment. The Aggregate Consideration shall be adjusted dollar for dollar following the Closing Date by the net amount by which the Target Adjusted Net Assets are greater or lesser than the Closing Adjusted Net Assets. The net amount by which the Closing Adjusted Net Assets are greater or lesser than the Target Adjusted Net Assets is hereinafter referred to as the "Price Adjustment." The Price Adjustment shall be determined from a Closing Date balance sheet (the "Closing Balance Sheet") prepared as of 12:01 a.m. on the Closing Date by Parent on a basis consistent with the Most Recent Balance Sheet except as provided on Schedule 2.7(b). Parent shall furnish the Closing Balance Sheet to Shareholder Representative not more than forty-five (45) calendar days after the Closing Date. Parent shall give representatives of Shareholder Representative reasonable access during normal business hours to the premises of the Surviving Corporation and to its books and records for purposes of enabling Shareholder Representative to verify the Closing Balance Sheet and the Price Adjustment, and shall cause appropriate representatives of Parent and the Surviving Corporation to give reasonable assistance to Shareholder Representative and its representatives, at no cost to Shareholder Representative or the Shareholders, in the verification of the Closing Balance Sheet and the Price Adjustment.

          (c) Disputes. Unless Shareholder Representative notifies Parent in writing that it disagrees with the Closing Balance Sheet or the Price Adjustment (which writing shall contain a statement setting forth in reasonable detail the reasons for such disagreement) within thirty (30) calendar days after receipt thereof, the Closing Balance Sheet and the Price Adjustment shall be conclusive and binding on all Parties. If Shareholder Representative notifies Parent in writing of its disagreement with the Closing Balance Sheet or the Price Adjustment within such 30-day period, then Shareholder Representative and Parent shall attempt to resolve their differences with respect thereto within fifteen
(15) calendar days after the date of Shareholder Representative's written notice of disagreement. The Closing Balance Sheet will be deemed to be the final, binding and conclusive Closing Balance Sheet (the "Final Closing Balance Sheet") for all purposes on the 3lst calendar day after delivery thereof by Parent unless Shareholder Representative shall have delivered to Parent a notice of disagreement prior to such date. If Shareholder Representative delivers a written notice of disagreement and any disputes regarding the Closing Balance Sheet or the Price Adjustment are not resolved within the 15-day resolution period discussed above, the unresolved disputes shall be submitted to and resolved by an accounting firm of national standing mutually acceptable to the Parties (the "Unaffiliated Firm").

          (d) Unaffiliated Firm. In connection with such engagement, Shareholder Representative and Parent will each execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities. The Unaffiliated Firm will have thirty (30) calendar days to review the Closing Balance Sheet, the notice of disagreement, any response by Parent to the notice of disagreement, and such other books and records as the Unaffiliated Firm may deem appropriate. Within such 30-day period, the Unaffiliated Firm will furnish simultaneously to Parent and Shareholder Representative its written determination with respect to the Closing Balance Sheet. The determination made by the Unaffiliated Firm shall be conclusive and binding upon the Parties and the Closing Balance Sheet, with such changes as determined by the Unaffiliated Firm, shall be deemed the Final Closing Balance Sheet upon delivery by the Unaffiliated Firm. Parent shall pay fifty percent (50%) of the fees and expenses of the Unaffiliated Firm and the Shareholders shall pay the other fifty percent (50%) of the fees and expenses of the Unaffiliated Firm; provided, however, that the portion of such fees and expenses of the Unaffiliated Firm to be paid by the Shareholders will instead be paid by Parent and serve as a reduction in the Closing Adjusted Net Assets on the Final Closing Balance Sheet.

          (e) Payment of Adjustment. If the Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet (after any reduction pursuant to the last sentence of Section 2.7(d)), shall be greater than the Target Adjusted Net Assets, then (i) the Escrow Agent shall disburse the Price Adjustment Holdback Amount (A) to the Shareholders and the Optionees in accordance with their respective Percentage Interests, net, in the case of Optionees, of any employee withholding amounts required to be withheld from such disbursements under applicable law, and (B) to Barrier (for remittance to proper Tax authorities) the aggregate amount of employee withholding amounts withheld pursuant to the preceding clause (A), and (ii) Parent shall pay to Shareholder Representative, by wire transfer of immediately available U.S. Dollars to a bank account designated by Shareholder Representative in writing within two (2) Business Days of the determination of the Price Adjustment, an amount equal to the difference between Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet, and Target Adjusted Net Assets. Shareholder Representative shall distribute such amount (i) to the Shareholders and the Optionees in accordance with their respective Percentage Interests, net, in the case of Optionees, of any employee withholding amounts required to be withheld from such distributions under applicable law (as determined by Parent and/or Barrier, which determination shall be given in writing by Parent and/or Barrier to Shareholder Representative on or before the date that payment is made to Shareholder Representative pursuant to the preceding sentence), and (ii) to Barrier (for remittance to the proper Tax authorities), the aggregate amount of employee withholding amounts withheld pursuant to the preceding clause (i). Subject to Section 2.9 below, neither Parent nor Merger Sub shall have any liability to any Shareholder or Optionee after Parent pays to Shareholder Representative any amount required to be paid by Parent under this Section 2.7(e), including, without limitation, any liability with respect to such distribution by Shareholder Representative. If the Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet (after any reduction pursuant to the last sentence of Section 2.7(d)), shall be less than the Target Adjusted Net Assets on the Final Closing Balance Sheet, then Escrow Agent shall disburse to Parent from the Adjustment Escrow Account an amount equal to the difference between Target Adjusted Net Assets and Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet. The Escrow Agent shall then distribute any funds remaining in the Adjustment Escrow Account (i) to the Shareholders and the Optionees in accordance with their respective Percentage Interests, net, in the case of Optionees, of any employee withholding amounts required to be withheld from such distributions under applicable law, and (ii) to Barrier (for remittance to proper Tax authorities) the aggregate amount of employee withholding amounts withheld pursuant to the preceding clause (i). In the event that the difference between Target Adjusted Net Assets and Closing Adjusted Net Assets, as reflected on the Final Closing Balance Sheet (after any reduction pursuant to the last sentence of Section 2.7(d)), exceeds the Price Adjustment Holdback Amount, the Escrow Agent will distribute to Parent an amount equal to such excess from the Indemnity Escrow Account. Payment by Parent pursuant to this Section 2.7(e) shall be made not more than five (5) Business Days after the date that the Final Closing Balance Sheet became final.

Distribution from the Indemnity Escrow Account pursuant to the preceding sentence shall be made by the Escrow Agent as soon as reasonably practicable following notice to the Escrow Agent in accordance with the Escrow Agreement. In no event shall the Shareholders or the Optionees be required to pay any amount under this Section 2.7 in excess of the sum of the Price Adjustment Holdback Amount and the Holdback Amount.

     SECTION 2.08. Dissenting Shares. Each Barrier Share held by a Shareholder who has demanded his, her or its right to an appraisal of his, her or its Barrier Shares in accordance with Sections 1300 through 1313 of the California Corporations Code and who has not effectively withdrawn or lost his, her or its right to such appraisal (Dissenting Shares") shall not be converted into or represent the right to receive the consideration represented by such shares of Barrier Common Stock pursuant to Sections 2.3 through 2.7 above, but the holder thereof shall be entitled only to such rights as are granted by Sections 1300 through 1313 of the California Corporations Code.

     SECTION 2.09. Remittance of Withheld Amounts. Barrier shall, and Parent shall cause Barrier to, remit to the proper Tax authorities when due all employee withholding amounts disbursed or paid to Barrier in accordance with
Section 2.5(b), 2.6 or 2.7(e) above.

     SECTION 2.10. Closing of Stock Transfer Books and Books and Records. The stock transfer books of Barrier shall be closed at the close of business on the Business Day immediately preceding the Closing Date. The books and records of Barrier shall be closed at 12:01 a.m. on the Closing Date.

                                  ARTICLE III
                                     CLOSING

     SECTION 3.01. Time and Place of Closing. The closing under this Agreement (herein called the "Closing") shall take place at a place and on a date to be agreed by Parent, Merger Sub and Barrier, which date shall be as soon as practicable but in no event no later than the fourth (4th) Business Day following the later of satisfaction of all conditions to Closing as set forth in
Article VI hereof (other than conditions with respect to actions the Parties will take at the Closing itself or at other times specified herein), or at such other place or date as may be mutually agreeable to Parent, Merger Sub and Barrier (the date on which Closing occurs being herein called the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered, at which time the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

     SECTION 3.02. Consummation of the Merger. On the date of the Closing (or on such other date as Parent, Merger Sub and Barrier may agree), the Parties will cause the Merger to be consummated by executing and filing with the California Secretary of State the Agreement of Merger in accordance with Sections 1101 and 1103 of the California Corporations Code. The Merger shall become effective at the date and time the Agreement of Merger is filed with the California Secretary of State (the "Effective Time").

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties by Barrier. Barrier represents and warrants to Parent and Merger Sub that the statements contained in this
Section 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.1), except as set forth in the disclosure schedule accompanying this Agreement (the "Barrier Disclosure Schedule"). The Barrier Disclosure Schedule will be arranged in sections corresponding to the lettered Sections contained in this Section 4.1.

          (a) Organization, qualification, and Corporate Power. Each Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Each Company is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations, financial condition or assets of the Companies, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Each Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Barrier has delivered to Parent true and complete copies of the articles of incorporation and bylaws of each Company.

          (b) Capitalization. The entire authorized capital stock of Barrier consists of (i) 5,000,000 shares of Barrier Common Stock, of which 922,384 shares are issued and outstanding and 79,000 shares have been authorized and reserved for issuance upon the exercise of Barrier Options, and (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding. All of the Barrier Shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive or similar rights. Set forth on Section 4.1(b) of the Barrier Disclosure Schedule is a true and complete list of: the name and address of each Shareholder and Optionee, the number of Barrier Shares held by such Person and the number and exercise price of Barrier Options held by such Person. Other than as set forth on Section 4.1(b) of the Barrier Disclosure Schedule, there are no issued and outstanding shares of capital stock of Barrier and there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Barrier. Except as set forth in Section 4.1(b) of the Barrier Disclosure Schedule, as of the date of this Agreement, no Shareholder is party to any agreement regarding the holding, voting, or transfer of Barrier Shares. As of the Closing, no Shareholder will be party to any such agreement.

          (c) Subsidiaries, Equity Interests. As of the date of this Agreement, Barrier has no Subsidiaries other than Safe Technologies and QMB Payment Co. As of the Closing

Date, Barrier will have no Subsidiaries other than Safe Technologies. The entire authorized capital stock of Safe Technologies consists of 100,000 shares of common stock, of which 20,000 shares are issued mid outstanding. Barrier owns all of the issued and outstanding shares of capital stock of Safe Technologies, free and clean of any Liens (other than, as of the date of this Agreement, a Lien granted to Comerica Bank under the Comerica Loan Documents), and all of such shares are duly authorized and validly issued, fully paid, nonassessable and free of preemptive or similar rights. Safe Technologies is not bound by any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments to issue, sell or otherwise cause to become outstanding any of its capital stock. Except for the Subsidiaries listed above, the Companies do not own, directly or indirectly, any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity debt or similar interest in, any Person. There are no corporations, partnerships, limited liability companies, associations or joint ventures through which the business of the Companies is conducted. Neither Company is a partner with any other Person, or is subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any Person.

          (d) Authorization of Transaction. Barrier has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each agreement or document contemplated hereby to which Barrier is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Requisite Shareholder Approval prior to consummation of the Merger. The execution, delivery and performance by Barrier of this Agreement and each agreement or document contemplated hereby to which Barrier is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Barrier's Board of Directors and, except for obtaining the Requisite Shareholder Approval, no other corporate action is necessary on the part of Barrier. This Agreement and each agreement or document contemplated hereby to which Barrier is a party has been duly executed and delivered by Barrier and constitutes the valid and legally binding obligation of Barrier, enforceable in accordance with its terms.

          (e) Noncontravention. Neither the execution and the delivery of this Agreement or any agreement or document contemplated hereby to which Barrier is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law, Order or other restriction of any Governmental Authority to which the Companies or any of their assets are subject or any provision of the articles of incorporation or bylaws of either Company or (ii) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, License, instrument, or other arrangement to which either Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the California Corporations Code, the Securities Act of 1933, as amended (the "Securities Act") and state securities laws or as set forth in Section 4.1(e) of the Barrier Disclosure Schedule, neither Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or of any non-governmental

Person in order for the Parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby.

          (f) Financial Statements. Barrier has delivered to Parent true and complete copies of: (i) the unaudited balance sheet of Barrier and its consolidated Subsidiaries as of March 31, 2006 (the "Most Recent Balance Sheet") and the unaudited statements of earnings and cash flows for Barrier and its consolidated Subsidiaries for the three-month period ended March 31, 2006, and
(ii) the audited balance sheet of Barrier and its consolidated Subsidiaries as of December 31, 2003, 2004 and 2005, and the audited statements of earnings and cash flows for the same years ((i) and (ii), collectively, the "Barrier Financial Statements"). Each of the Barrier Financial Statements has been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto, or for year end adjustments), fairly presents the financial condition, results of operations and cash flows of Barrier and its consolidated Subsidiaries at the dates and for the period indicated, and are consistent with the books and records of Barrier and its consolidated Subsidiaries, which books and records accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Barrier and its consolidated Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments. Except for any reserve for doubtful accounts reflected in the Most Recent Balance Sheet, all accounts receivable reflected in the Most Recent Balance Sheet, and all accounts receivable that have arisen since the date thereof (except receivables that have been collected since such date), are valid and enforceable claims, constitute bona fide accounts receivable resulting from the sale of goods and services in the Ordinary Course of Business and are not subject to any valid defenses, offsets or allowances of any kind.

          (g) Events Subsequent to Date of Most Recent Balance Sheet. Since December 31, 2005, there has not been any Material Adverse Effect. Except as set forth in Section 4.1(g) of the Barrier Disclosure Schedule, since December 31, 2005, neither Company has taken, or failed to take, any action that would have constituted a breach of Section 5.4 had the covenants therein applied since that date.

          (h) Undisclosed Liabilities. Neither Company has any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes, except for
(i) Liabilities set forth in the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) Liabilities set forth in Section 4.1(h) of the Barrier Disclosure Schedule. As of the Closing, neither Company will have any Liability for the operations of, or otherwise arising from, related to or caused by, QMB Payment Co. or the Canadian Companies before, on or after the Closing Date.

          (i) Brokers' Fees. Except for amounts payable to The Spartan Group LLC, Barrier has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          (j) Tax Matters.

               (i) Barrier is an S corporation within the meaning of Sections 1361 and 1362 of the Code and has been an S corporation continuously since January 1, 1990. Safe Technologies is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code and has been a qualified subchapter S subsidiary continuously at all times during its existence. The Companies have filed all of their Tax Returns in a manner consistent with such classifications.

               (ii) Each Company has accurately prepared and duly filed or caused to be filed on a timely basis all Tax Returns that it was required to file on or prior to the Closing Date. All such Tax Returns are true and complete in all material respects. All Taxes owed by the Companies in respect of taxable periods of the Companies ending on or before the Closing Date (whether or not shown on the Tax Returns) (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, or (iii) are being contested in good faith by the Companies pursuant to appropriate proceedings which are being diligently pursued, and an adequate reserve therefor has been established in accordance with GAAP. No claim or inquiry with respect to any Taxes has ever been made or would reasonably be expected to be made by any authority in a jurisdiction where the Companies did not file Tax Returns for any period ending on or before the Closing Date that either Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Companies that arise from, are in connection with or relate to any failure (or alleged failure) to pay any Tax. Barrier has no Knowledge of any basis for the assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien.

               (iii) Neither Company has filed a consolidated return or has ever been a member of an "affiliated group" within the meaning of Section 1504(a) (1) of the Code (or any similar group defined under a similar provision of state, local or foreign Law). Neither Company has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for nontaxable treatment under
     Section 355 of the Code (A) at any time during the two-year period ending immediately prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Neither Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to any income Tax or any other material Tax (including any advance pricing arrangement, closing agreement or other agreement with any Governmental Authority relating to any Tax). Neither Company may be held liable for, or be required to make any contribution with respect to, the material Tax liability of any other Person by reason of Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law.

               (iv) Barrier has delivered to Parent true and complete copies of the income, franchise, excise, sales, use, property and employment Tax Returns filed by the Companies with any Governmental Authority since January 1, 2001, together with all information document requests, closing agreements, settlement agreements, examination reports and statements of deficiencies assessed, proposed in writing to be assessed against, or agreed to by the Companies.

               (v) Without limiting the generality of the foregoing, except as set forth in Section 4.1(j) of the Barrier Disclosure Schedule, the Companies have withheld or collected and duly paid all Taxes required to have been withheld or collected and paid in connection with payments to foreign Persons, sales and use Tax obligations with respect to any and all states, amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person. No Person providing services to the Companies who, for any taxable year or taxable period for which the applicable statute of limitations has not yet expired, was or is being treated by the Companies as an independent contractor for Tax purposes, was or is required to have been classified as an employee for Tax purposes.

               (vi) The Companies' Tax Returns are not being currently audited or examined by any Governmental Authority, nor have any deficiencies for any Tax been asserted against either Company. Section 4.1 of the Barrier Disclosure Schedule contains a true and complete list of all audits of Tax Returns of the Companies for the past four (4) years, including a reasonably detailed description of the status, nature and, if completed, outcome of each audit. No Tax Return relating to either Company is currently under audit or examination, and no written or unwritten notice of such an audit or examination has been received by either Company. All deficiencies proposed as a result of any completed audits have been paid or settled, or are set forth in the books of the Companies.

               (vii) There are no outstanding agreements or waivers extending the statute of limitations applicable to any Taxes for which the Companies may be liable. The Companies are not currently the beneficiary of any extension of time within which to file any Tax Return. No power of attorney is currently in effect with respect to any Tax of either Company.

          (k) Properties. The only real property owned by the Companies (the "Owned Real Property") or leased or subleased by the Companies as lessor or lessee (the "Leased Real Property," and together with the Owned Real Property, the "Real Property") is described in Section 4.1(k) of the Barrier Disclosure Schedule and each such lease or sublease in respect of the Leased Real Property (including the material terms of any oral Real Property Lease) is described thereon (the "Real Property Leases"). The Companies have good, full and marketable title in fee simple in and to the Owned Real Property, valid leasehold interests in and to the Leased Real Property, and good, full and marketable title or valid leasehold interests, as the case may be, in all personal properties and assets that are material to the business of either Company (except real or personal property leases terminated, or personal property sold or otherwise disposed of, in the Ordinary Course of Business or due to obsolescence since the date of the Most Recent Balance Sheet), in each case free and clear of all Liens, except for (A) Liens described in Section 4.1(k) of the Barrier Disclosure Schedule (which shall not, in the case of the Owned Real Property, include any monetary Lien in effect as of the Closing
Date), (B) with respect to the Owned Real Property, Liens (other than monetary Liens in effect as of the Closing

Date, including without limitation, Liens for Taxes, supplemental Taxes or assessments due or payable and Liens under the Comerica Loan Documents) described in that certain Preliminary Report of First American Title Insurance Company, dated as of February 28, 2006, regarding Owned Real Property located at 180 River Road, Rio Vista, California, (C) Liens for Taxes not yet due and (D) the rights of any lessor under any lease to which either Company is a party. Neither Company has leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof. The Companies have, with respect to the Real Property, received all material approvals of Governmental Authorities (including Licenses) required in connection with the operation thereof and each has been operated and maintained in accordance with applicable Laws, including zoning ordinances and the like.

               (i) Barrier has delivered to Parent true and complete copies of the Real Property Leases, as amended to date. With respect to the Real Property Leases: (A) The Real Property Leases are each legal, valid, binding, enforceable and in full force and effect; (B) the Real Property Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Merger; (C) neither Company nor, to the Knowledge of Barrier, any other party to any of the Real Property Leases is in breach or default, and, to the Knowledge of Barrier, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; (D) no party to any of the Real Property Leases has repudiated any provision thereof; (E) there are no disputes, oral agreements or forbearance programs in effect as to any of the Real Property Leases and neither Company's possession and quiet enjoyment under such Real Property Leases has been disturbed; and (F) none of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such leasehold or subleasehold.

               (ii) All of the Companies' equipment, inventory and other items of tangible property and assets are in good operating condition and repair, subject to normal wear and maintenance, consist of a quality, quantity and condition usable or saleable in the Ordinary Course of Business and conform to all applicable Laws relating to their construction, use and operation in all material respects.

               (iii) Each building or improvement on any of the Real Property is in good condition and working order (reasonable wear and tear excepted) and suitable for the operation of the business currently being conducted at such Real Property. The real property improvements at the Real Property, and the current use and operation thereof, are in compliance in all material respects with and are authorized by applicable covenants of record and applicable Law, including, without limitation, zoning and other land use regulations. Neither Company has received any notice that any Governmental Authority considers any of the Real Property, or the improvements thereat, to violate any such regulations. There are no proceedings of any Governmental Authority pending or, to the Knowledge of Barrier, threatened, with respect to the Real Property that could adversely affect use or operation of any portion of the Real Property.

          (l) Intellectual Property. Section 4.1(1) of the Barrier Disclosure Schedule contains a true and complete list of all Intellectual Property rights which are owned by the Companies, or in which the Companies have any interest, or which are used or, to Barriers Knowledge, have been used in connection with, or which relate to, the Companies' businesses (whether or not presently used in connection therewith), and of any pending applications for registration of any Intellectual Property rights by the Companies. Except as set forth in such Section, the Companies own and have the sole and exclusive right to use all of the Intellectual Property rights and all other Intellectual Property used in their business and such items are not subject to any Liens. Except as set forth in such Section, (i) no Person other than the Companies has any rights or interests in or to any of the foregoing, and the Companies pay no royalty to anyone with respect thereto; (ii) to Barrier's Knowledge, the Companies have not infringed, and none of the products the Companies manufacture or sell, or any Intellectual Property the Companies employ in the manufacture of any product, or any service the Companies render, or the marketing or use by the Companies of any such product or service, infringes, any Intellectual Property right of any Person; and (iii) in the past five (5) years, neither Company has received any written claim of infringement with respect to any Intellectual Property used by the Companies. Except as set forth in such Section, Barrier has no Knowledge that any Person is infringing any Intellectual Property right of the Companies. The Companies own, or are licensed or otherwise have the right to use, all Intellectual Property used in or necessary for the conduct of their respective businesses as presently being conducted free and clear of any Liens, and the consummation of the transactions contemplated hereby will not impair any of such rights. All registered patents, trademarks, service marks, copyrights and domain names held by the Companies are in full force and effect, and to the Knowledge of Barrier, there is no pending opposition, interference or cancellation or other proceeding before any court or registration authority in any jurisdictions against such registrations. The Companies have taken all necessary and reasonable action to maintain and protect each item of Intellectual Property they own or use.

          (m) Inventory. The inventory of the Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective, subject only to the reserve for inventory write-down on the Most Recent Balance Sheet as such reserve may be adjusted for the passage of time in the Ordinary Course of Business.

          (n) Contracts. Section 4.1(n) of the Barrier Disclosure Schedule lists all contracts and agreements (which written or oral) to which either Company is a party, and (i) the performance of which involves consideration in excess of $50,000, (ii) which involved in the past two (2) years or may involve in the future the disposition or acquisition of assets or equity interests not in the Ordinary Course of Business; (iii) which provides for the employment or compensation of any current director, manager, officer, employee or consultant of either Company; (iv) which constitutes indebtedness of either Company; (v) which forms partnership or joint venture entities; (vi) which limits or restricts the ability of Parent, its affiliates or the Companies to enter into or engage in any market or line of business; (vii) which is a requirements, take or pay or similar contract; (viii) which contains earn-out provisions or other contingent payment obligations of either Company reasonably expected to exceed $50,000; or (ix) which grants customers of either Company "most favored nations" pricing (collectively, the "Contracts"). Barrier has delivered to Parent a true and complete copy of each of the Contracts.

All of the Contracts are in full force and effect and the Company that is party thereto is not in breach thereof or default thereunder and no condition exists that, with notice or lapse of time or both, would constitute a default by such Company or, to the Knowledge of Barrier, any other party to such Contracts.

          (o) Litigation. Except as set forth in Section 4.1(o) of the Barrier Disclosure Schedule, (i) neither Company nor any of its assets is subject to any outstanding Orders, and (ii) there is no action, suit, proceeding, hearing, arbitration or investigation pending or, to the Knowledge of Barrier, threatened against either Company.

          (p) Compliance with Laws. Each Company is in material compliance with, and, to Barrier's Knowledge, has at all times in the past three (3) years been in material compliance with, all applicable Laws, Orders and Licenses, and neither Company has received notice in the past five (5) years of any violations thereof. Each Company possesses all Licenses necessary to carry on its business in the manner presently conducted and such Licenses, a true and complete list of which is set forth in Section ____(p) of the Barrier Disclosure Schedule, are in full force and effect. Neither Company nor any of its officers or agents has made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other Person in an attempt to influence such Person to take or refrain from taking any action relating to either Company.

          (q) Employee Matters. Barrier has delivered to Parent a true and complete list of the names of all employees of the Companies, the rates of annual, or, where appropriate, hourly, compensation payable to each such employee, the bonus paid to each such employee in 2005 and eligible vacation due to each such employee. Each employee of the Companies is at will except as otherwise noted in Section 4.1(q) of the Barrier Disclosure Schedule. Neither Company is a party to or obligated under any collective bargaining agreements, and no written demand has been made for recognition by a labor organization. To Barrier's Knowledge, no union organizing activities are taking place with respect to any employees of the Companies. There is no pending or, to the Knowledge of Barrier, threatened strike or work stoppage by employees of the Companies. There are no pending unfair labor practice charges, grievances or complaints filed or, to the knowledge of Barrier, threatened to be filed with any Governmental Authority based on employment or termination of employment of any individual by the Companies. Except as set forth in Section 4.1(q) of the Barrier Disclosure Schedule, the consummation of the transactions contemplated by this Agreement or any agreement or document contemplated hereby will not result in any contractual or legal obligation of the Companies to make any severance, sale award, "golden parachute," change of control or other payment to directors, officers, employees, or other Persons.

          (r) Employee Benefits. Section 4.1(r) of the Barrier Disclosure Schedule lists each employee benefit plan within the meaning of Section 3(3) of ERISA, or any other material employee benefit plan, program or arrangement, that the Companies maintain or to which either Company contributes or has any obligation to contribute (each, an "Employee Benefit Plan"). Barrier has delivered to Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500), and all related trust agreements, insurance contracts and other funding arrangements that implement each Employee Benefit Plan.

               (i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and any other applicable Laws.

               (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA. All premiums or other payments which are due have been paid with respect to each Employee Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA. The Liabilities accrued under each Employee Benefit Plan are reflected on the Most Recent Balance Sheet.

               (iii) Each Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code and, to the Knowledge of Barrier, no event has occurred after the date of such determination that would adversely affect such determination.

               (iv) None of the Companies has ever maintained or contributed to an Employee Benefit Plan which constitutes a "defined benefit plan" within the meaning of Section 34 of ERISA. No asset of the Companies is subject to any Lien under ERISA or the Code.

               (v) Neither Company nor any fiduciary, trustee, or administrator of any Employee Benefit Plan has engaged in a "prohibited transaction" as defined in Section 4975 of the Code or a "prohibited transaction" as defined in Section 406 of ERISA that could reasonably be expected to subject either Company to any material Tax imposed by Section 4975 of the Code or any material penalty imposed by Section 502 of ERISA. To the Knowledge of Barrier, there is no current matter, including, without limitation, any matter involving the administration and operation of the Employee Benefit Plans, which could reasonably be expected to result in any Employee Benefit Plan being deemed to be not in full compliance with the pertinent provisions of any applicable Law. There are no pending or, to the Knowledge of Barrier, threatened actions, suits or proceedings (other than routine claims for benefits) by, on behalf of or against any Employee Benefit Plan or any trust related thereto, and Barrier has no Knowledge of any basis for such an action, suit, hearing, arbitration or investigation.

          (s) Environmental, Health, and Safety Matters. Each Company, and each of its predecessors, has been and is in compliance with all Laws and Licenses concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any substances, wastes or hazardous materials, as such requirements are enacted and in effect on or prior to the Closing Date (collectively, "Environmental, Health, and Safety Requirements"). Each Company possesses all

Licenses necessary to carry on its business in the manner presently conducted under Environmental, Health and Safety Requirements, and such Licenses, a true and complete list of which is set forth in Section 4.1(s) of the Barrier Disclosure Schedule, are in full force and effect. Neither Company has received any written notice, written report or other written information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Companies or their present or former facilities arising under Environmental, Health, and Safety Requirements. To the Knowledge of Barrier, none of the following exists at any property or facility owned or operated by the Companies: (i) underground storage tanks, (ii) asbestos-containing materials, (iii) material or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas. Neither Company nor any agent, employee or representative of either Company, or, to the Knowledge of Barrier, any predecessor or tenant of either Company, has used, installed, generated, produced, stored or released on, in, or about the Real Property or the Tennessee Real Property or transported to or from the Real Property or the Tennessee Real Property any hazardous materials, including any hazardous or toxic substance, material, or waste which is regulated under Environmental, Health, and Safety Requirements, in material breach or violation of Environmental, Health, and Safety Requirements.

          (t) Insurance. Section 4.1(t) of the Barrier Disclosure Schedule sets forth a true and complete list of all insurance policies of the Companies covering the Companies, any of their assets or any of their directors or officers (in their capacities as such) (collectively, the "Insurance Policies"). During the past three (3) years, neither Company has been denied insurance for any reason with respect to any material insurance policy for which it applied. No notice of cancellation or termination of any Insurance Policy has been received by either Company with respect to any such policy, all premiums due and payable with respect thereto have been paid, each such policy is full force and effect, and no claim is currently pending under any such policy reasonably expected to exceed $25,000. Neither Company is in material breach of or default under any Insurance Policy, and, to the Knowledge of Barrier, no event has occurred which, with notice or lapse of time, would constitute such a breach of or default under, or permit termination, modification or acceleration under, such policy.

          (u) Related Party Transactions. Except for ownership of the Barrier Shares and Barrier Options, and except as disclosed in Section 4.1(u) of the Barrier Disclosure Schedule, no Shareholder, or any director, officer or employee of either Company, or any member of his or her immediate family or any other of its, his or her affiliates, (i) is or was during the past three (3) years party to, (ii) owns or has a five percent (5%) or more ownership interest in any Person that is or was during the last three (3) years a party to, or
(iii) owns or has a five percent (5%) or more ownership interest in any property which is or was during the last three (3) years the subject of, any material contract, agreement or understanding, business arrangement or relationship with either Company.

          (v) Minute Books. The minute books and corporate records of each Company contain true and complete copies of the minutes of all formal Board of Directors, director committee and shareholders' meetings of such Company, and of all written consents executed in lieu of the holding of a meeting, and fairly and accurately reflect all material actions of such Company's Boards of Directors and shareholders.

     SECTION 4.02. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to Barrier that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.2).

          (a) Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

          (b) Authorization of Transaction. Each of Parent and Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each agreement or document contemplated hereby to which Parent or Merger Sub is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each agreement or document contemplated hereby to which Parent or Merger Sub is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent's and Merger Sub's Boards of Directors and no other corporate action is necessary on the part of Parent or Merger Sub. This Agreement and each agreement contemplated hereby or thereby to which Parent or Merger Sub is party, has been duly executed and delivered by Parent or Merger Sub, as applicable, and constitutes the valid and legally binding obligation of Parent and Merger Sub, as applicable, enforceable in accordance with its terms.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement or any agreement or document contemplated hereby to which Parent or Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law, Order or other restriction of any Governmental Authority to which either Parent or Merger Sub is subject or any provision of the charter or bylaws of either Parent or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, License, instrument, or other arrangement to which either Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the California Corporations Code, the Securities Act and state securities laws, neither Parent nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or of any non-governmental Person in order for the Parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby.

          (d) Brokers' Fees. Except for amounts payable to Myers Capital Partners, neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby.

          (e) Financial Capability. Parent has, and will have as of the Closing Date and the Effective Time, the financial capability to perform its obligations under this Agreement.

                                    ARTICLE V
               COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING DATE

     SECTION 5.01. General. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and any agreement or document contemplated hereby (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).

     SECTION 5.02. Notices and Consents. Barrier will give any notices, and will use its best efforts to obtain any authorizations, consents and approvals set forth in Section 4.1(e) of the Barrier Disclosure Schedule.

     SECTION 5.03. Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the Merger. Without limiting the generality of the foregoing, Barrier will seek the approval of its shareholders of this Agreement and the Merger as required by California Corporations Code Sections 1200 through 1203 (the "Requisite Shareholder Approval"), as soon as reasonably practicable following the date of execution of this Agreement by delivering to each Shareholder a solicitation by written consent, together with a disclosure document, each of which shall be in a form reasonably satisfactory to Parent and Merger Sub.

     SECTION 5.04. Operation of Business. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Barrier will use, and will cause Safe Technologies to use, its best efforts to keep intact its goodwill, keep available the services of its employees, and maintain good relationships with others having business or financial relationships with it. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Barrier will not engage in, and will cause Safe Technologies not to engage in, any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Section 4.1(g) of the Barrier Disclosure Schedule or with the written consent of Parent, Barrier will not, and will cause Safe Technologies not to:

          (a) Authorize or effect any change in its articles of incorporation or bylaws.

          (b) Grant any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other rights to purchase or obtain any of its capital stock or other equity interests; issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights outstanding as of the date hereof); or grant any stock appreciation, phantom stock, profit participation or similar rights.

          (c) Redeem, repurchase, or otherwise acquire any of its capital stock.

          (d) Declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), other than (i) cash distributions to Barrier's shareholders in the minimum amount necessary to allow them to pay federal and state income Taxes (including estimated Taxes) arising from them being shareholders in Barrier, as determined pursuant to Section 1366 of the Code and corresponding provisions of applicable state Law, (ii) the Closing Cash Amount, and (iii) the QMB Distribution.

          (e) Issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business.

          (f) Impose or allow to be imposed any Lien upon any of its assets.

          (g) Make any capital investment in, make any loan to, or acquire the securities or assets of any other Person.

          (h) Sell, assign, transfer or otherwise convey any assets of the Companies other than sales of inventory in the Ordinary Course of Business.

          (i) Make any capital expenditure for additions to property, plant, equipment or intangible property in an aggregate amount in excess of $50,000, except as shown on the Most Recent Balance Sheet.

          (j) Terminate or amend any Contract, License or Real Property Lease outside the Ordinary Course of Business.

          (k) Make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or materially increase the compensation of any of its directors, officers or employees or materially change, or announce any material changes, to Employee Benefits Plan; provided that, on the Closing Date, immediately prior to the Effective Time, Barrier shall pay to those employees of Barrier listed on Schedule 5.4 bonuses in the amounts set forth on such Schedule.

          (l) Make any change in any method of accounting or accounting practice or in any Tax procedures or elections.

          (m) Commit to any of the foregoing.

     SECTION 5.05. Full Access. From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, Barrier will permit representatives of Parent to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of Barrier, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Companies. Until the Closing, Parent and Merger Sub will treat and hold as confidential any information it receives from Barrier in the course of the reviews contemplated hereby and will not use any of such information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, Parent agrees to return to Barrier all tangible embodiments (and all copies) thereof which are in its possession and that the provisions of this Section 5.5 shall survive termination.

     SECTION 5.06. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Article IV. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Barrier Disclosure Schedule or to prevent or cure any breach of any representation, warranty or covenant.

     SECTION 5.07. Exclusivity.

          (a) From and after the date hereof through and including the Closing Date or the earlier termination of this Agreement, the Companies will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of either Company, including any acquisition structured as a merger, consolidation, or share exchange (an "Acquisition Proposal"), and will cease negotiations with respect to any Acquisition Proposals. Notwithstanding the foregoing, Barrier and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent Barrier's Board of Directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that the fiduciary duties of the directors or officers, as applicable, to the shareholders of Barrier require them to do so; provided, that, the directors and officers shall not take any of the foregoing actions without having given at least three (3) Business Days' advance written notice to Parent. In addition, if any director or officer receives an Acquisition Proposal, Barrier shall promptly inform Parent in writing of the material terms of such proposal and the identity of the Person (or group) making it.

          (b) It is understood that any violation of the restrictions set forth in this Section 5.7 by any director or officer of the Companies or by any investment banker, financial adviser, attorney, accountant, or other representative of the Companies shall be deemed to be a breach of this Section
5.7 by the Companies.

          (c) In the event that an Acquisition Proposal shall have been made known to Barrier or shall have been made directly to its shareholders generally or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal, and thereafter this Agreement is terminated by Barrier for any reason and an Acquisition Proposal is consummated within eighteen (18) months of such termination, then Barrier shall pay to Parent, upon the consummation of such Acquisition Proposal, a termination fee equal to $1,000,000 in cash; provided that this Section 5.7(c) shall not apply if this Agreement is terminated pursuant to Section 7.1(d) following a vote of the Shareholders to approve this Agreement and the Merger in which each director of Barrier who is a Shareholder votes his or her Barrier Shares (and any Barrier Shares owned by entities controlled by such director) in favor of this Agreement and the Merger but the Requisite Shareholder Approval is not obtained.

     SECTION 5.08. Insurance and Indemnification.

          (a) Parent will provide each individual who served as a director or officer of Barrier at any time prior to the Effective Time with liability insurance for a period of six (6) years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time.

          (b) Parent will not take any action to cause the exculpatory or indemnification provisions in the articles of incorporation or bylaws of the Surviving Corporation or of Safe Technologies to be any less favorable to any individual who served as a director or officer of Barrier at any time prior to the Effective Time than were the comparable provisions in the articles of incorporation and bylaws of Barrier or Safe Technologies, as applicable, as in effect immediately prior to the Effective Time.

     SECTION 5.09. QMB Payment Co. Barrier will effect the QMB Distribution prior to the Closing Date pursuant to documentation reasonably satisfactory to Parent. The QMB Distribution will be effective at least one (1) day prior to the Closing Date, and, following the QMB Distribution, Barrier will own no equity interest in QMB Payment Co. Prior to the QMB Distribution, Barrier will cause QMB Payment Co. to own only the QMB Payment Assets pursuant to documentation reasonably satisfactory to Parent.

     SECTION 5.10. Tax Matters. If at any time following the Closing there shall be a final determination by the U.S. Tax Court, District Court or Court of Claims, or if the Shareholder Representative shall agree to any final determination by the Internal Revenue Service, that Barrier was not an S corporation within the meaning of Section 1361 of the Code at any time between January 1, 1990 and the Closing, each Shareholder shall be obligated to use his, her or its reasonable efforts and to cooperate with the Surviving Corporation and its designees in attempting to obtain from the appropriate Tax authorities any Tax refunds that may be available to such Shareholder as a result of any difference in pre-Closing Tax liability to that Shareholder resulting from Barrier having been a C corporation rather than an S Corporation; provided, however, that if any Governmental Authority raises the validity of Barrier's pre-Closing S corporation status during any audit or examination regarding Barrier, each Shareholder shall promptly file protective claims for such Tax refunds along with any other documents or filings that Surviving Corporation may prepare in order to preserve each Shareholder's right to claim such Tax refunds. Promptly upon receipt of any such Tax refunds, each such Shareholder shall remit all such Tax refunds (including, for avoidance of doubt, all interest thereon) to the Surviving Corporation to offset the increase in the Surviving Corporation's Tax liability resulting from Barrier having been a C corporation rather than an S corporation. A Shareholder's reasonable efforts pursuant to this Section 5.10, aside from promptly remitting any such Tax refunds to the Surviving Corporation, shall be limited to signing and filing appropriate applications for Tax refunds and any other filings or documents that are necessary to claim such Tax refunds, in each case prepared by the Surviving Corporation, providing information concerning the Shareholder that the Surviving Corporation may reasonably request in preparing any such protective claims or applications for Tax refunds, authorizing the Surviving Company to participate in any negotiations or proceedings necessary to obtain such Tax refunds, and obtaining the approval of the Surviving Corporation (not to be unreasonably withheld) before entering into any settlement or closing agreement that may affect the availability of such Tax refunds. All reasonable expenses arising in connection with the obligations of the Shareholders and the Shareholder Representative under this Section 5.10 shall be paid by the Surviving Corporation. The Shareholder Representative shall use reasonable efforts to ensure each Shareholder's compliance with this Section
5.10. For avoidance of doubt, any costs and expenses incurred by the Surviving Corporation pursuant to this Section 5.10 shall constitute Damages subject to the indemnification provision of Section 8.2(d) below.

                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION TO CLOSE

     SECTION 6.01. Conditions to Obligation of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions (all or any of which may be waived by Parent and Merger Sub in a writing so stating at or prior to the Closing):

          (a) This Agreement and the Merger shall have received the Requisite Shareholder Approval, and, if Shareholders holding less than one-hundred percent (100%) of the Barrier Shares shall have so approved of this Agreement and the Merger, then thirty (30) days shall have elapsed from the date notice of the Requisite Shareholder Approval is sent to the Shareholders, during which 30-day period Shareholders holding not more than ten percent (10%) of the Barrier Shares shall have demanded their respective rights to an appraisal of their Barrier Shares in accordance with Sections 1300 through 1313 of the California Corporations Code (exclusive of any such Shareholders who have effectively withdrawn or lost their respective rights to such appraisal).

          (b) The representations and warranties of Barrier set forth in Section
4.1 above shall be true and correct in all material respects as of the Closing Date (other than representations and warranties qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects as of the Closing Date).

          (c) Barrier shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

          (d) There shall not be any Law or Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any agreement or document contemplated hereby and no Person shall have instituted any action, suit or proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          (e) Barrier shall have delivered to Parent and Merger Sub a certificate to the effect that each of the conditions specified above in Sections 5.1(a) through 5.1(c) is satisfied in all respects.

          (f) The Parties shall have received all other authorizations, consents, and approvals referred to in Sections 5.2 and 5.3.

          (g) Parent and Merger Sub shall have received from counsel to Barrier an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Parent and Merger Sub, and dated as of the Closing Date.

          (h) Owen Denman, Arthur Korfin and Chris Sanders each shall have executed and delivered an Employment Agreement in form reasonably acceptable to Parent concurrently with the execution of this Agreement, and each such Employment Agreement shall be in full force and effect. Neither Barrier nor any Shareholder shall have any liability if this Agreement is terminated solely by reason of failure of this condition to be satisfied.

          (i) Owen Denman, John W. Duckett, Arthur Korfin, William G. Reed and Chris Sanders each shall have executed and delivered a Non-Competition and Confidentiality Agreement in form reasonably acceptable to Parent concurrently with the execution of this Agreement, and such Non-Competition and Confidentiality Agreements shall be in full force and effect. Neither Barrier nor any Shareholder shall have any liability if this Agreement is terminated solely by reason of failure of this condition to be satisfied.

          (j) Parent, Shareholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (k) That certain employment agreement, dated as of June 1, 1988, between Barrier and John Duckett, and all of John Duckett's rights under that certain Memorandum, dated February 17, 2004, from Chris Sanders to John Duckett and Owen Denman regarding incentive compensation, shall have been terminated, effective at or prior to the Closing, and all Liabilities thereunder shall have been released, pursuant to documentation reasonably satisfactory to Parent.

          (l) At least two (2) Business Days prior to the Closing Date, Parent and Merger Sub shall have received a payoff letter and Lien release, in a form reasonably satisfactory to Parent, from each applicable lender with respect to the Payoff Debt.

          (m) Barrier shall have delivered to Parent evidence, reasonably satisfactory to Parent, of the full and final satisfaction, at or prior to the Closing, of any and all Liabilities under deferred compensation arrangements between Barrier and Arthur Korfin, and the release by Arthur Korfin of all Liabilities with respect thereto.

          (n) Barrier shall have delivered to Parent an acknowledgment by Diane Denman, in form reasonably satisfactory to Parent, that she transferred the 10,001 shares of common stock of Safe Technologies owned by her to Barrier pursuant to that certain Stock Purchase Agreement, dated as of January 1, 2000, by and between Barrier and Owen S. Denman, and that she owns no capital stock in Safe Technologies.

          (o) Barrier shall have delivered to Parent evidence, reasonably satisfactory to Parent, of the termination, effective at or prior to Closing, of all agreements regarding the holding, voting, or transfer of Barrier Shares to which any Shareholder is a party.

          (p) Barrier shall have delivered to Parent a release of Barrier, in form reasonably satisfactory to Parent, from each bonus recipient indicated on
Schedule 5.4 as giving a release, effective upon receipt of the applicable bonus set forth on such Schedule.

          (q) Parent and Merger Sub shall have received the resignations, effective immediately following the Closing, of each director of Safe Technologies.

          (r) Barrier shall have delivered to Parent evidence, reasonably satisfactory to Parent, that the QMB Distribution has been effected at least one
(1) day prior to the Closing Date.

          (s) Barrier shall have delivered to Parent the deliveries set forth in
Section 2.5(a).

          (t) All actions to be taken by Barrier in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent and Merger Sub.

     SECTION 6.02. Conditions to Obligation of Barrier. The obligation of Barrier to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions (all or any of which may be waived by Barrier in a writing so stating at or prior to the Closing):

          (a) This Agreement and the Merger shall have received the Requisite Shareholder Approval.

          (b) The representations and warranties of Parent and Merger Sub set forth in Section 3.2 shall be true and correct in all material respects as of the Closing Date (other than representations and warranties qualified as to materiality, which shall be true and correct in all respects as of the Closing
Date).

          (c) Each of Parent and Merger Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

          (d) There shall not be any Law or Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any agreement or document contemplated hereby.

          (e) Parent and Merger Sub shall have delivered to Barrier a certificate to the effect that each of the conditions specified above in Sections 6.2(b) through 6.2(c) is satisfied in all respects.

          (f) Barrier shall have received from counsel to Parent and Merger Sub an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to Barrier, and dated as of the Closing Date.

          (g) Parent, Shareholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (h) All actions to be taken by Parent and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Barrier.

                                   ARTICLE VII
                                   TERMINATION

     SECTION 7.01. Termination of Agreement. Any of the Parties may terminate this Agreement as provided below:

          (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time.

          (b) Parent and Merger Sub may terminate this Agreement by giving written notice to Barrier at any time prior to the Effective Time (i) in the event Barrier has breached any representation, warranty, or covenant contained in this Agreement in any material respect (or in the case of any representation, warranty or covenant qualified by materiality or Material Adverse Effect, in any respect), Parent or Merger Sub has notified Barrier of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section
6.1 (unless the failure results primarily from Parent or Merger Sub breaching any representation, warranty, or covenant contained in this Agreement).

          (c) Barrier may terminate this Agreement by giving written notice to Parent and Merger Sub at any time prior to the Effective Time (i) in the event Parent or Merger Sub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect (or in the case of any representation, warranty or covenant qualified by materiality, in any respect), Barrier has notified Parent and Merger Sub of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section
6.2 (unless the failure results primarily from Barrier breaching any representation, warranty, or covenant contained in this Agreement).

          (d) Any Party may terminate this Agreement by giving written notice to the other Parties if this Agreement and the Merger fail to receive the Requisite Shareholder Approval by no later than May 31, 2006.

     SECTION 7.02. Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.5 shall survive any such termination.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     SECTION 8.01. Survival of Representations and Warranties. Each of the representations and warranties made by the Parties hereto shall survive the Closing and the consummation of the transactions contemplated hereby for a period of eighteen (18) months following the Effective

Time; provided, however, that the representations and warranties in Section 4.1(b), 4.1(c), 4.1(d), 4.1(__), 4.1(s) and 4.2(b) shall the survive the Closing and the consummation of the transactions contemplated hereby for a period of three (3) years following the Effective Time. Each of the covenants and agreements made by the Parties hereto shall survive the Closing and the consummation of the transactions contemplated hereby until said Party has fully performed said covenant and/or agreement in accordance with the terms hereof.

     SECTION 8.02. Indemnification of Parent. From and after the Closing, the Shareholders and the Optionees shall indemnify and hold harmless Parent and its affiliates, successors and assigns, and the respective officers, directors, managers, employees and agents of each of the foregoing, from and against any and all Damages actually incurred thereby or caused thereto based on, arising out of, or resulting from, or alleged by a third party to be based on or to have arisen out of or resulted from: (a) any breach of any of the representations or warranties made by Barrier in this Agreement or any exhibit, schedule, certificate, instrument, or other document pursuant to this Agreement (without giving effect to any materiality or Material Adverse Effect qualifier therein or any supplement to the Barrier Disclosure Schedule); (b) any breach or violation of, or failure to fully perform, any covenant, agreement or obligation of Barrier in this Agreement or any exhibit, schedule, certificate, instrument, or other document pursuant to this Agreement; (c) failure to pay any Transaction Costs as and when due; (d) any Liabilities for Taxes relating to taxable periods of the Companies ending on or before the Closing Date, and with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, for Taxes imposed on the Companies which are allocable to the portion of such period ending on the Closing Date (including, without limitation, Liabilities disclosed in Section 4.1(h) of the Barrier Disclosure Schedule), but only to the extent any such Liabilities for Taxes are in excess of any reserves or accruals established with respect thereto on the face of the Final Closing Balance Sheet; (e) any Liabilities related to, arising out of or associated with the QMB Sale, the Canadian Companies, QMB Payment Co. or operation of the Canadian Companies and QMB Payment Co. prior to, on and after the Closing Date;
(f) any Liabilities related to, arising out of or associated with grants or attempts to grant options to purchase capital stock of Barrier without due authority or otherwise not in compliance with Barrier's Articles of Incorporation or Bylaws or applicable Law, including, without limitation, any claims by the recipients or intended recipients of such options; (g) any Liabilities related to, arising out of or associated with deferred compensation arrangements between Barrier and Arthur Korfin and any payments by Barrier pursuant thereto; (h) any Liabilities related to, arising out of or associated with that certain lease, dated December 29, 1937, by and between California Packing Corporation, as lessor, and Amerada Petroleum Corporation, as lessee; and (i) any Liabilities related to, arising out of or associated with failures to file notices under Section 25102(0 of the California Corporations Code, if any, in connection with the issuance of capital stock of either Company. Notwithstanding the foregoing, (x) no indemnification shall be payable by the Shareholders under clause (a) of this Section 8.2 (except with respect to any breach of any representation or warranty in Section 4.1(j) or 4.1(s)) until the total of all such claims for indemnification exceed $100,000 (the "Threshold"), in which event Parent shall only be entitled to recover the Damages in excess of the Threshold, (y) the aggregate liability for indemnification obligations payable under this Section 8.2 shall not exceed the Holdback Amount and shall be payable solely out of the Indemnity Escrow Account, and (z) no indemnification shall be payable by the Shareholders with respect to any claim under clause (a) of the Section 8.2 unless the Shareholder Representative is notified of such claim prior to the expiration of the applicable representation or warranty in accordance with Section 8.1. As security for the performance by the Shareholders of their indemnification obligations under this Section 8.2, the Holdback Amount shall be deposited into the Indemnity Escrow Account to be held and distributed in accordance with this Agreement and the Escrow Agreement.

     SECTION 8.03. Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless the Shareholders from and against any and all Damages incurred thereby or caused thereto, based on, arising out of, resulting from or relating to, or alleged by a third party to be based on or to have arisen out of or resulted from: (a) any breach of any of the representations or warranties made by Parent or Merger Sub in this Agreement or any exhibit, schedule, certificate, instrument, or other document pursuant to this Agreement (without giving effect to any materiality qualifier therein); (b) any breach or violation of or failure to fully perform any covenant, agreement or obligation of Parent in this Agreement; and (c) the operation of the business of the Companies from and after the Closing Date. Notwithstanding the foregoing, (x) no indemnification shall be payable by Parent under clause (a) of this Section 8.3 until the total of all such claims for indemnification exceed $100,000 (the "Threshold"), in which event the Shareholders shall only be entitled to recover the Damages in excess of the Threshold, (y) the aggregate liability for indemnification obligations payable under clauses (a) and (b) of this Section
8.3 shall not exceed $3,500,000, and (z) no indemnification shall be payable by Parent with respect to any claim under clause (a) of this Section 8.3 unless Parent is notified of such claim prior to the expiration of the applicable representation or warranty in accordance with Section 8.1.

     SECTION 8.04. Indemnification Procedures.

          (a) Promptly upon obtaining knowledge of any claim, event, statement of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, said party seeking indemnification (an "Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (the "Indemnifying Party") setting forth the amount of the claim. The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Damages for which the Indemnified Party is entitled to indemnification hereunder.

          (b) Promptly after receipt of notice of any claim by a third party which might give rise to indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing specifying in reasonable detail the nature and amount of the claim. The Indemnifying Party shall be entitled to assume and have the sole control of the defense and settlement of such action or claim; provided, however, that:

               (i) the Indemnified Party shall be entitled to participate in the defense of such claim and, in connection therewith, to employ counsel at its own expense; and

               (ii) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that requires any action by the Indemnified Party other than the payment of money. In the event that (A) the Indemnifying Party elects to accept a settlement offer from a third party for any such claim, which settlement only requires the payment of money, and (B) the Indemnified Party elects not to accept the settlement proposal, then the indemnification obligations of the Indemnifying Party hereunder shall be limited to the settlement amount so offered and the Indemnified Party shall be responsible for the continued defense of said action or claim.

          (c) In the event the Indemnifying Party elects to assume control of the defense of any such action in accordance with the foregoing provisions, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees, costs and expenses incurred by the Indemnified Party in connection with the defense thereof after the date on which the Indemnifying Party notifies the Indemnified Party of such election, and (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party in such defense. If the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions, the Indemnified Party shall have the right to defend such claim, in which case the Indemnifying Party shall pay all reasonable costs and expenses of such defense regardless of the outcome of such action. The Indemnified Party shall conduct such defense in good faith and shall have the right to settle the matter with the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

          (d) Except for third-party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder within thirty (30) days after the Date of the Notice of Claim except as otherwise contemplated by the Escrow Agreement.

     SECTION 8.05. Shareholder Representative. Shareholder Representative shall, by virtue of the Closing, be the only Person authorized and empowered to act for and on behalf of the Shareholders, and Parent shall be entitled to transact with only the Shareholder Representative, in connection with the indemnity provisions of this Article VIII and with respect to all matters relating to the Shareholders under this Agreement and the Escrow Agreement, including the payment of the Per Share Closing Consideration on behalf of Barrier, the determination of the Price Adjustment under Section 2.7, the Tax provisions of
Section 5.10, the notice provisions of this Agreement and the Escrow Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement or the Escrow Agreement and the agreements and documents contemplated hereby or thereby including, without limitation, to act as the representative of the Shareholders to review and authorize all setoffs, claims and other payments authorized or directed by this Agreement or the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Parent any claims asserted hereunder or thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement or the Escrow Agreement. Upon the filing of a certificate of dissolution of the Shareholder Representative with the Secretary of State of the State of California or upon the resignation of the Shareholder Representative (or upon the dissolution, resignation, death or incapacity of a successor Shareholder Representative), a successor Shareholder Representative shall be elected within thirty (30) days by the vote of holders of a majority of Barrier Shares; provided that if no successor Shareholder Representative shall be elected in such 30-day period, John W. Duckett shall become the successor Shareholder Representative. If the Shareholder Representative applies for or consents to the appointment of a receiver, files a voluntary petition for bankruptcy, makes a general assignment for the benefit of creditors, or makes a written admission of inability to pay debts when they become due, or an order, judgment or decree is entered by any court of competent jurisdiction (or on the application of a creditor) adjudicating the Shareholder Representative bankrupt or insolvent or approving a petition of reorganization of the Shareholder Representative or appointing a receiver, trustee or liquidator of the Shareholder Representative or all or a substantial part of its assets, John W. Duckett shall become the successor Shareholder Representative. The Shareholder Representative shall not be liable to Shareholders or Parent or any other Person with respect to any action taken or omitted to be taken by the Shareholder Representative under or in connection with this Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholder Representative. Parent shall be entitled to rely on such authorization and treat such Shareholder Representative as the duly authorized agent of the Shareholders. The Shareholders shall be deemed to confirm such authority if Barrier shall obtain the Requisite Shareholder Approval.

     SECTION 8.06. Reduction for Insurance. The amount which an Indemnifying Party is required to pay to, for or on behalf of an Indemnified Party pursuant to this Article VIII shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). An amount required to be paid, as so reduced, is hereinafter sometimes called an "Indemnity Payment." If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then the Indemnified Party shall pay to the Indemnifying Party or Indemnifying Parties the amount of such insurance proceeds or, if less, the amount of the Indemnity Payment. Any amount required to be paid by Parent pursuant to this Section 8.6 shall be paid to the Shareholder Representative. Parent shall have no liability to any Shareholder or Optionee after such amount is paid to the Shareholder Representative, including, without limitation, any liability with respect to the distribution of such amount by the Shareholder Representative to the applicable Indemnifying Parties.

     SECTION 8.07. Exclusive Remedies. The Parties hereto hereby acknowledge and agree that, except as otherwise specifically provided in this Agreement, the indemnification rights of the parties under this Article VIII represent the sole and exclusive remedy that the parties hereto have with respect to the breach of any covenant, representation or warranty under this Agreement on the part of any Party hereto.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.01. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that Parent may make public disclosures relating to the subject matter of this Agreement in Current Reports on Form 8-K filed with the Securities and Exchange Commission; and provided, further, that any Party may make any other public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     SECTION 9.02. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     SECTION 9.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     SECTION 9.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     SECTION 9.05. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.06. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Barrier:                      Barrier Systems, Inc.
                                         180 River Road
                                         Rio Vista, CA 94571
                                         Attention: President
                                         Fax No.: (707) 374-6801

     Copy to:                            Collette Erickson Farmer & ONeill LLP
                                         235 Pine Street, Suite 1300
                                         San Francisco, CA 94104
                                         Attention: John J. ONeill, Esq.
                                         Fax No.: (415) 788-4646

     If to Shareholder Representative:   QMB Payment Co., LLC
                                         4901 Numaga Pass
                                         Carson City, NV 89703
                                         Attention: John W. Duckett, Manager
                                         Fax No.: (775) 883-6733

     Copy to:                            Collette Erickson Farmer & ONeill LLP
                                         235 Pine Street, Suite 1300
                                         San Francisco, CA 94104
                                         Attention: John J. ONeill, Esq.
                                         Fax No.: (415) 788-4646

     If to Parent or Merger Sub:         Lindsay Manufacturing Co.
                                         2707 N. 108th Street, Suite #102
                                         Omaha, NE 68164
                                         Attention: President
                                         Fax No.: (402) 829-6836

     Copy to:                            Munger, Tolles & Olson LLP
                                         355 S. Grand Ave., 35th Floor
                                         Los Angeles, CA 90071
                                         Attention: Robert K. Johnson
                                         Brett J. Rodda
                                         Fax No.: (213) 687-3702

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     SECTION 9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

     SECTION 9.08. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the California Corporations Code. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     SECTION 9.09. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     SECTION 9.10. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby.

     SECTION 9.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     SECTION 9.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written:

                                         Barrier: Parent:

                                         Barrier Systems, Inc.


                                         By: /s/ Owen S Denman
                                             -----------------------------------
                                         Title: President and Chief Executive
                                                Officer
                                                --------------------------------


                                         Lindsay Manufacturing Co.


                                         By: /s/ Richard W. Parod
                                             -----------------------------------
                                         Title: President and Chief Executive
                                                Officer
                                                --------------------------------


                                         Merger Sub:

                                         LM Acquisition Corporation


                                         By: /s/ Richard W. Parod
                                             -----------------------------------
                                         Title: President
                                                --------------------------------


                                         Shareholder Representative:

                                         QMB Payment Co., LLC


                                         By: /s/ John Duckett
                                             -----------------------------------
                                         Title: Manager
                                                --------------------------------